Exhibit 4.1

SUPPLEMENTAL INDENTURE

dated as of April 30, 2007

among

FASTENTECH, INC.

as Issuer

THE FERRY CAP & SET SCREW COMPANY

NELSON STUD WELDING, INC.

GEAR & BROACH (DE), INC.

PROGRESSIVE STAMPING CO. (DE), INC.

GENERAL PRODUCTS, AEROSPACE & DEFENSE LLC

FASTENTECH MICHIGAN HOLDINGS, INC.

NELSON STUD WELDING INTERNATIONAL, INC.

SPIEGELBERG MANUFACTURING, INC.

FASTENTECH DELAWARE HOLDINGS, INC.

SPECIALTY BAR PRODUCTS COMPANY

INTEGRATED ENERGY TECHNOLOGIES, INC.

BNC & ASSOCIATES, INC.

CRITICAL COMPONENT PROCESSING LLC

BULLDOG BARRELS, LLC

ERIE BOLT CORPORATION

MECO, INC.

GCE INDUSTRIES, INC.

SPUN METALS, INC.

ACRALINE PRODUCTS, INC.

ALPHA FASTENING SYSTEMS, INC.

ALPHA STUD WELD INCORPORATED

NEW WESTERN STUD WELDING, INC.

REFRACTORY ANCHORS OF TEXAS, INC.

SKN BRAKE PARTS, INC.

WEBB MACHINE PRODUCTS COMPANY

STUD WELDING ASSOCIATES, INC. and

AMERICAN STUD WELDING, INC.

as Guarantors

–and–

THE BANK OF NEW YORK TRUST COMPANY, N.A,

as Trustee

in respect of

11-1/2% Senior Subordinated Notes due 2011

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This SUPPLEMENTAL INDENTURE (the “Supplemental Indenture”), dated as of April 30, 2007, is by and among FastenTech, Inc., a Delaware corporation, (the “Issuer”), the subsidiary guarantors listed on the signature pages hereto (each a “Guarantor”) and The Bank of New York Trust Company, N.A. (formerly BNY Midwest Trust Company, N.A.), as trustee (the “Trustee”).

Recitals

A. The Issuer is a wholly owned subsidiary of FasTech, Inc., a Delaware corporation (the “Parent”). The Parent, Dundee Holding, Inc., a Delaware corporation (“Holding”), Dundee MergerCo, Inc., a Delaware corporation (“MergerCo”), Doncasters Group Ltd., a company incorporated in England and Wales (“Doncasters”), and the Stockholder Representative named therein, have entered into that certain Agreement and Plan of Merger (the “Merger Agreement”), dated as of February 23, 2007, pursuant to which MergerCo will merge with and into the Parent, with the Parent being the surviving company and a wholly-owned subsidiary of Holding. Holding is an indirect, wholly owned subsidiary of Doncasters.

B. The Issuer, the Guarantors and the Trustee are parties to that certain Indenture dated May 1, 2003 (as amended and supplemented, the “Indenture”), which Indenture governs the 11-1/2% Senior Subordinated Notes due 2011 (the “Notes”), issued by the Issuer.

C. The Issuer commenced a cash tender offer (the “Offer”) to acquire all of the outstanding Notes of the Issuer, upon the terms and subject to the conditions set forth in the Offer to Purchase and Consent Solicitation Statement dated March 22, 2007 (the “Statement”).

D. The completion of the Merger Agreement and the Offer and the respective obligations of the parties thereto are subject to the Issuer, the Guarantors and the Trustee entering into, executing and delivering the Supplemental Indenture.

E. The Issuer has solicited (the “Solicitation”) from the Holders of the Notes consents (the “Consents”) to amend certain provisions of the Indenture to eliminate certain of the restrictive covenants, which would thereupon cease to have any force or effect (the “Proposed Amendments”).

F. Pursuant to the Solicitation, the Issuer has obtained from the Holders (as defined in the Indenture) of Notes such number of Consents (excluding with respect to any Notes owned by the Issuer or any of its affiliates) as are sufficient in accordance with Section 9.02 of the Indenture to approve and implement the Proposed Amendments.

G. The Offer and the Solicitation (including as to the Proposed Amendments) are conditioned upon the satisfaction of the “Minimum Tender Condition,” the “Merger Condition,” the “Supplemental Indenture Condition” (as such terms are defined in the Statement) and such additional conditions as are set forth in the Statement.

H. The Issuer desires to execute and deliver, and has requested the Trustee to join with the Issuer and the Guarantors in the execution and delivery of, this Supplemental Indenture for the purpose of amending the Indenture to effect the Proposed Amendments. However, the amendments set forth in this Supplemental Indenture shall not become effective or operative until the conditions set forth in the Statement have been satisfied and the Notes tendered in connection with the Offer and Solicitation are accepted for purchase by the Issuer (the “Acceptance Date”).

I. Pursuant to Section 9.02 of the Indenture, the Trustee is authorized to execute and deliver this Supplemental Indenture.

Agreement

Now therefore, in consideration of the foregoing and for other good and valuable consideration, the receipt of which is hereby acknowledged, the Issuer, the Guarantors and the Trustee covenant and agree as follows:

1. Capitalized Terms. Capitalized terms used herein without definition shall have the meanings assigned to them in the Indenture.

2. Proposed Amendments. Effective as of, and subject to, the Acceptance Date, the Indenture is hereby amended as follows:

(a) The section headings or captions and the complete text of each of the following Sections of the Indenture are hereby deleted in their entirety and replaced in their entirety with the phrase “[Intentionally Omitted]”: Section 4.05 (Maintenance of Properties and Insurance); Section 4.06 (Compliance Certificate; Notice of Default); Section 4.09 (Change of Control); Section 4.10 (Limitation on Indebtedness); Section 4.11 (Limitation on Restricted Payments); Section 4.12 (Limitation on Liens); Section 4.13 (Limitation on Sales of Assets and Subsidiary Stock); Section 4.14 (Limitation on Affiliate Transactions); Section 4.15 (Limitation on Restrictions on Distributions from Restricted Subsidiaries); Section 4.16 (Future Guarantors); Section 4.18 (SEC Reports); and Section 4.19 (Limitation on Sales of Capital Stock of Restricted Subsidiaries).

(e) Section 6.01 (Events of Default) is hereby amended to read in its entirety as set forth on Schedule A hereto.

(f) All references in the Indenture to provisions that have been deleted as a result of the amendments set forth in this Supplemental Indenture are also hereby deleted in their entirety.

3. Effect and Operation of Supplemental Indenture.

(a) This Supplemental Indenture shall be effective and binding immediately upon its execution by the parties but, notwithstanding anything in the Indenture or this Supplemental Indenture to the contrary, the amendments to the Indenture set forth in or pursuant

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to Section 2 of this Supplemental Indenture shall not become operative until the Acceptance Date and the Indenture will remain in effect in its current form until such amendments become operative. If the Offer and the Solicitation are terminated, withdrawn or otherwise not completed on or before June 15, 2007, this Supplemental Indenture will have no force or effect and the amendments to the Indenture set forth in or pursuant to Section 2 of this Supplemental Indenture will not become operative.

(b) Except as modified or amended by this Supplemental Indenture, all provisions of the Indenture shall remain in full force and effect. In the event of conflict between the terms and conditions contained in the Notes and those contained in the Indenture, as modified and amended by this Supplemental Indenture, the provisions of the Indenture, as modified and amended by this Supplemental Indenture, shall control.

(c) The Trustee accepts and agrees to comply with the modification of the Indenture effected by this Supplemental Indenture, but only upon the terms and conditions set forth in the Indenture. Without limiting the generality of the foregoing, the Trustee assumes no responsibility for the correctness of the recitals herein contained, which shall be taken as the statements of the Issuer. The Trustee makes no representation and shall have no responsibility as to the validity and sufficiency of this Supplemental Indenture or the proper authorization or the due execution hereof by the Issuer.

(d) Except as expressly amended in or pursuant to Section 2 of this Supplemental Indenture, the Indenture is in all respects ratified and confirmed by the parties and all the terms, conditions and provisions thereof shall remain in full force and effect. This Supplemental Indenture shall form a part of the Indenture for all purposes, and every Holder of Notes heretofore or hereafter authenticated and delivered shall be bound hereby.

4. Interpretation. Upon the execution and delivery of this Supplemental Indenture, the Indenture shall be modified and amended in accordance with this Supplemental Indenture as of (and subject to) the Acceptance Date, and all the terms and conditions of the Indenture and this Supplemental Indenture shall be read together as though they constitute one instrument, except that, in case of conflict, the provisions of this Supplemental Indenture shall control. The Indenture, as modified and amended by this Supplemental Indenture, is hereby ratified and confirmed in all respects and shall bind every Holder of the Notes.

5. Governing Law. This Supplemental Indenture will be governed by and construed in accordance with the laws of the State of New York, as applied to contracts made and performed within the State of New York, without regard to principles of conflicts of law.

6. Counterparts. This Supplemental Indenture may be executed in one or more counterparts, each of which shall be an original, but all of which together shall constitute one and the same document.

7. Effect of Headings. The Section headings herein are for convenience only and shall not affect the construction hereof.

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8. Conflict with Trust Indenture Act. If any provision in this Supplemental Indenture limits, contravenes or conflicts with any provision of the Trust Indenture Act of 1939, as amended (the “TIA”), that is required under the TIA to be a part of or govern any provision of this Supplemental Indenture, such provision of the TIA shall control. If any provision of this Supplemental Indenture modifies or excludes any provision of the TIA that may be so modified or excluded, such provision of the TIA shall be deemed to apply to the Indenture as so modified or excluded by this Supplemental Indenture, as the case may be.

9. Separability Clause. In case any one or more of the provisions in this Supplemental Indenture shall be held invalid, illegal or unenforceable, in any respect for any reason, the validity, legality and enforceability of any such provision in every other respect and of the remaining provisions shall not in any way be affected or impaired thereby, it being intended that all of the provisions hereof shall be enforceable to the full extent permitted by law and the parties hereto shall use reasonable commercial efforts to enter into an amendment to this Supplemental Indenture to provide for effectuating the intent and purpose of the provision so determined to be invalid, illegal or unenforceable.

10. Indenture Generally. Except as supplemented herein, the Indenture remains in full force and effect.

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In witness whereof, each of the parties has caused this Supplemental Indenture to be executed as of the date first written above by their respective officers thereunto duly authorized.

FASTENTECH, INC.

By:	/s/ Michael R. Elia
Name:	Michael R. Elia
Title:	Senior Vice President and Chief
Financial Officer

GUARANTORS:

THE FERRY CAP & SET SCREW COMPANY
NELSON STUD WELDING, INC.
GEAR & BROACH (DE), INC.
PROGRESSIVE STAMPING CO. (DE), INC.
GENERAL PRODUCTS, AEROSPACE & DEFENSE LLC
FASTENTECH MICHIGAN HOLDINGS, INC.
NELSON STUD WELDING INTERNATIONAL, INC.
SPIEGELBERG MANUFACTURING, INC.
FASTENTECH DELAWARE HOLDINGS, INC.
SPECIALTY BAR PRODUCTS COMPANY
INTEGRATED ENERGY TECHNOLOGIES, INC.
BNC & ASSOCIATES, INC.
CRITICAL COMPONENT PROCESSING LLC
BULLDOG BARRELS, LLC
ERIE BOLT CORPORATION
MECO, INC.
GCE INDUSTRIES, INC.
SPUN METALS, INC.
ACRALINE PRODUCTS, INC.
ALPHA FASTENING SYSTEMS, INC.
ALPHA STUD WELD INCORPORATED
NEW WESTERN STUD WELDING, INC.

REFRACTORY ANCHORS OF TEXAS, INC.
SKN BRAKE PARTS, INC. WEBB MACHINE PRODUCTS COMPANY STUD WELDING ASSOCIATES, INC. AMERICAN STUD WELDING, INC.

By:	/s/ Michael R. Elia
	Name:	Michael R. Elia
	Title:	Authorized Officer

THE BANK OF NEW YORK TRUST COMPANY, N.A.

By:	/s/ D.G. Donovan
	Name:	D.G. Donovan
	Title:	Vice President

Schedule A

SECTION 6.01. Events of Default.

Each of the following is an “Event of Default”:

(1) default by the Company in any payment of interest (including Additional Interest as required by the Registration Rights Agreement) on any Note when due and payable, continued for 30 days (whether or not such payment is prohibited by the subordination provisions of this Indenture);

(2) default by the Company in the payment of principal of or premium, if any, on any Note when due and payable at its Stated Maturity, upon optional redemption, upon required repurchase, upon declaration or otherwise (whether or not such payment is prohibited by the subordination provisions of this Indenture);

(3) failure by the Company or any Guarantor to comply with its obligations described in Article Five;

(4) failure by the Company to comply for 30 days after the notice specified below with any of its obligations under Article Four;

(5) failure by the Company to comply for 60 days after the notice specified below with its other agreements contained in this Indenture;

(6) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by the Company or any Restricted Subsidiary (or the payment of which is Guaranteed by the Company or any Restricted Subsidiary), other than Indebtedness owed to the Company or a Restricted Subsidiary, whether such Indebtedness or Guarantee now exists or is created after the date of this Indenture, which default:

(a) is caused by a failure to pay principal of, or interest or premium, if any, on such Indebtedness before the expiration of the grace period provided in such Indebtedness; or

(b) results in the acceleration of such Indebtedness before its maturity;

and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $5,000,000 or more;

(7) a court having jurisdiction in the premises enters (a) a decree or order for relief in respect of the Company or any of its Significant Subsidiaries or group of Restricted Subsidiaries that, taken together (as of the latest available financial statements for the Company and the Restricted Subsidiaries), would constitute a Significant Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or (b) a decree or order adjudging the Company or any of its Significant Subsidiaries or group of Restricted Subsidiaries that, taken together (as of the latest available financial statements for the Company and the Restricted Subsidiaries), would constitute a Significant Subsidiary bankrupt or insolvent, or approving as properly filed a petition seeking reorganization, arrangement, adjustment or composition of or in respect of the Company or any of its Significant Subsidiaries or group of Restricted Subsidiaries that, taken together (as of the latest available financial statements for the Company and the Restricted Subsidiaries), would constitute a Significant Subsidiary under any applicable Federal or state law, or appointing a custodian, receiver, liquidator, assignee, trustee, sequestrator or other similar official of the Company or any of its Significant Subsidiaries or group of Restricted Subsidiaries that, taken together (as of the latest available financial statements for the Company and the Restricted Subsidiaries), would constitute a Significant Subsidiary or of any substantial part of its property, or ordering the winding up or liquidation of its affairs, and any such decree or order of the type in clause (a) or (b) above remains unstayed and in effect for a period of 60 consecutive days;

(8) the Company or any of its Significant Subsidiaries or group of Restricted Subsidiaries that, taken together (as of the latest available financial statements for the Company and the Restricted Subsidiaries), would constitute a Significant Subsidiary:

(a) commences a voluntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or any other case or proceeding to be adjudicated a bankrupt or insolvent; or

(b) consents to the entry of a decree or order for relief in respect of the Company or any of its Significant Subsidiaries or group of Restricted Subsidiaries that, taken together (as of the latest available financial statements for the Company and the Restricted Subsidiaries), would constitute a Significant Subsidiary in an involuntary case or proceeding under any applicable federal or state bankruptcy, insolvency, reorganization or other similar law or to the commencement of any bankruptcy or insolvency case or proceeding against the Company or any of its Significant Subsidiaries or group of Restricted Subsidiaries that, taken together (as of the latest available financial statements for the Company and the Restricted Subsidiaries), would constitute a Significant Subsidiary; or

(c) files a petition or answer or consent seeking reorganization or relief under any applicable Federal or state law; or

(d) consents to the filing of such petition or to the appointment of or taking possession by a custodian, receiver, liquidator, assignee, trustee, sequestrator or similar official of the Company or any of its Significant Subsidiaries or group of Restricted Subsidiaries that, taken together (as of the latest available financial statements for the Company and the Restricted Subsidiaries), would constitute a Significant Subsidiary or of any substantial part of its property; or

(e) makes an assignment for the benefit of creditors; or

(f) admits in writing its inability to pay its debts generally as they become due;

(9) failure by the Company or any Significant Subsidiary or group of Restricted Subsidiaries that, taken together (as of the latest available financial statements for the Company and the Restricted Subsidiaries), would constitute a Significant Subsidiary to pay final judgments aggregating in excess of $5,000,000 or its foreign currency equivalent (net of any amounts for which a reputable and creditworthy insurance company has acknowledged liability in writing), which judgments are not paid, discharged or stayed for a period of 60 days; or

(10) any Subsidiary Guarantee ceases to be in full force and effect (except as contemplated by the terms of the Subsidiary Guarantee and this Indenture) or is declared null and void in a judicial proceeding or any Guarantor denies or disaffirms its obligations under this Indenture or its Subsidiary Guarantee.

Notwithstanding anything to the contrary herein, a Default under clause (4) or (5) of this Section 6.01 will not constitute an Event of Default until the Trustee or the Holders of at least 25% in principal amount of the outstanding Notes notify the Company of the Default and the Company does not cure such Default within the time specified in such clause (4) or (5) after the receipt of such notice.